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                                                                      EXHIBIT 15

                LETTER ON UNAUDITED INTERIM FINANCIAL INFORMATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

      Re:   Pride International, Inc.
            Quarterly Report on Form 10-Q

      We are aware that our report dated August 14, 2003 on our review of interim financial information of Pride International, Inc. (the "Company") as of June 30, 2003 and for the three-month and six-month periods ended June 30, 2003 and 2002 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in Post-Effective Amendment No. 1 on Form S-8 to the Company's Registration Statement on Form S-4 (Registration Nos. 333-66644 and 333-66644-01) and in its Registration Statements on Form S-3 (Registration Nos. 333-40302, 333-40014, 333-44925 and 333-89604).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Houston, Texas
August 14, 2003